EXHIBIT 10.14

NICHOLAS FINANCIAL, INC.

2015 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD

[Name]

[Address]

Dear                             :

You have been granted a Restricted Stock Award for shares of common stock of Nicholas Financial, Inc. (the “Company”) under the Nicholas Financial, Inc. 2015 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	, 20

Number of Restricted Shares:	Shares

Vesting Schedule:

                         percent (        %) of your Restricted Shares will vest on each of the first          anniversaries of the Grant Date.

If your employment or service terminates prior to the date your Restricted Shares are vested as a result of death or Disability, or if the Company terminates your employment for other than Cause, your Restricted Shares will become fully vested on the date of such termination. In addition, upon a Change of Control, all of your Restricted Shares will become fully vested.

Upon any other termination of employment or service, you will forfeit the Restricted Shares that have not yet vested.

[Issuance by Certificate or Book Entry] [Escrow]:

[Issuance:] The Company will issue certificate(s) or make an appropriate book entry in your name evidencing your Restricted Shares as soon as practicable following your execution of this Restricted Stock Award.

If the Restricted Shares are issued in certificated form, in addition to any other legends placed on the certificate(s), such certificate(s) will bear the following legend:

“The sale or other transfer of the Shares represented by this certificate, whether voluntary or by operation of law, is subject to restrictions set forth in a Restricted Stock Award agreement, dated as of                                     , by and between Nicholas Financial, Inc. and the registered owner hereof. A copy of such agreement may be obtained from the Secretary of Nicholas Financial, Inc.”

If the Restricted Shares are issued in book-entry form, they will be subject to an appropriate stop-transfer order.

Upon the vesting of the Restricted Shares, you will be entitled to a new certificate for the Shares that have vested, without the foregoing legend, or to have such stop-transfer order removed, as applicable, upon request to the Secretary of the Company.

[Escrow:] Your Restricted Shares will be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for your account, subject to the terms of this Restricted Stock Award, and you will give the Company a stock power for such Shares duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the vesting date, the Restricted Shares will cease to be held in escrow, and the vested Shares will be issued in certificated or book entry form to you or, in the case of your death, to your estate.

Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Restricted Stock Award, you agree not to sell any Shares acquired under this Restricted Stock Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Restricted Stock Award as are the Restricted Shares with respect to which they were paid.

Tax Withholding:	To the extent that the receipt of the Restricted Shares or the vesting of the Restricted Shares results in income to you for Federal, state or local income tax purposes, or the Company is otherwise obligated to withhold amounts in connection with the Restricted Shares, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. If you do not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in connection with this Restricted Stock Award, you may satisfy the withholding requirement, in whole or in part, [if escrow: by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the date the tax is to be determined] [if issue: by electing to deliver to the Company that number of Restricted Shares (that would otherwise be vested on the date the tax is determined)] having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:

•    This Restricted Stock Award may be amended only by written consent signed by you and the Company, unless the amendment is not to your detriment or the amendment is otherwise permitted without your consent by the Plan.

•    The failure of the Company to enforce any provision of this Restricted Stock Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

•    In the event any provision of this Restricted Stock Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Restricted Stock Award, and this Restricted Stock Award shall be construed and enforced as if the illegal or invalid provision had not been included in this Restricted Stock Award.

•    As a condition of the granting of this Restricted Stock Award, you agree, for yourself and your legal representatives or guardians, that this Restricted Stock Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Restricted Stock Award and any determination made by the Administrator pursuant to this Restricted Stock Award shall be final, binding and conclusive.

•    This Restricted Stock Award may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Restricted Stock Award and definitions of capitalized terms used and not defined in this Restricted Stock Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU

AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE

PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND THE

PROSPECTUS DESCRIBING THE PLAN.

NICHOLAS FINANCIAL, INC.

By:
Name:	Recipient
Title: